Exhibit 10.32

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to EyePoint Pharmaceuticals, Inc. if publicly disclosed.

Exclusive License Agreement

by and between

EyePoint Pharmaceuticals, Inc.

and

Equinox Science, LLC

February 3, 2020

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of the 3rd day of February, 2020 (the “Effective Date”), by and between EyePoint Pharmaceuticals, Inc., a Delaware corporation having offices at 480 Pleasant Street, Watertown, MA 02472 (“EyePoint”), and Equinox Science, LLC, a Delaware limited liability company having offices at 11780 U.S. Hwy One, Suite 202, Palm Beach Gardens, FL 33408 (“Equinox”).  EyePoint and Equinox are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

Whereas, Equinox owns or Controls (as defined below) certain rights to patents and other intellectual property related to the Compound (as defined below); and

Whereas, EyePoint desires to exclusively license from Equinox those intellectual property rights, and to develop, manufacture, use and distribute Licensed Products based upon those intellectual property rights in the Field in the Territory (as such terms are defined below), and Equinox desires to grant this exclusive license to EyePoint, in accordance with the terms and conditions of this Agreement.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1:

1.1“AAA” has the meaning assigned to such term in Section 10.2(b).

1.2“Action” has the meaning assigned to such term in Section 5.2(b).

1.3“Additional Indication” means the prevention or treatment of any human disease or disorder of the eye that is outside the Field using EyePoint’s localized delivery technologies such as Durasert and Verisome [***].

1.4“Additional Indication Option” has the meaning assigned to such term in Section 2.4.

1.5“Affiliate” means any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party.  For purposes of this definition, a Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.6“Agreement” has the meaning assigned to such term in the Preamble.

1.7“Annual Net Sales” means, with respect to all Licensed Products, aggregate Net Sales in the Territory in a particular Calendar Year for all Licensed Products.

1.8“Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.9“Arbitration Request” has the meaning assigned to such term in Section 10.2.

1.10“Bankruptcy Code” has the meaning assigned to such term in Section 9.4.

1.11“Breaching Party” has the meaning assigned to such term in Section 9.2(a).

1.12“Business Day” means a day other than a Saturday or a Sunday on which banking institutions in Boston, Massachusetts are open for business.

1.13“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.14“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.15“CDA” has the meaning assigned to such term in Section 6.4.

1.16“Claims” has the meaning assigned to such term in Section 8.1.

1.17“Commercially Reasonable Efforts” means, with respect to a Party, efforts that are consistent with the efforts and resources commonly used in the pharmaceutical industry by a company of comparable size in connection with the research, development and commercialization of a pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the potential or actual profitability of the applicable product (including pricing and reimbursement status achieved or to be achieved) and other relevant factors, including technical, legal, scientific and/or medical factors.

1.18“Completion” means, with respect to a Phase II Clinical Trial for the Compound or a Licensed Product for a particular indication, that all of the primary endpoints set forth in the protocol for such Clinical Trial have been achieved and the database for such Clinical Trial has been locked, or if, irrespective of the Phase II study outcome, a Phase III Clinical Trial for the Compound or a Licensed Product for the same indication commences, then the date that such Phase III Clinical Trial commences.

1.19“Compound” means vorolanib (X-82), as well as any solvates or hydrates, polymorphs, prodrugs, metabolites, isomers, anhydrates and pharmaceutically acceptable salts thereof.

1.20“Confidential Information” has the meaning assigned to such term in Section 6.1.

1.21“Control,” “Controls,” or “Controlled” means possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party.  A Party shall be deemed to Control certain specified Patents or Know-How to the extent of its individual or joint interest therein, as applicable.

1.22“Disclosing Party” has the meaning assigned to such term in Section 6.1.

1.23“Dollars” or “$” means the legal tender of the U.S.

1.24“Effective Date” has the meaning assigned to such term in the Preamble.

1.25“EMA” means the European Medicines Agency for the Evaluation of Medicinal Products of the European Union, or any successor agency thereto.

1.26“Equinox” has the meaning assigned to such term in the Preamble.

1.27“Equinox Know-How” means any Know-How Controlled by Equinox or its Affiliates, as of the Effective Date or after the Effective Date during the Term, to the extent necessary to practice the Equinox Patents or potentially useful to develop the Compound in the Field.

1.28“Equinox Patents” means any Patents that are Controlled by Equinox, as of the Effective Date or after the Effective Date during the Term, that claim or cover the making, having made, using, selling, offering for sale or importation of the Compound.  The Equinox Patents in existence as of the Effective Date are set forth on Exhibit A hereto, which Exhibit shall be updated as needed from time to time during the Term.

1.29“European Union” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.30“Exclusive License” has the meaning assigned to such term in Section 2.1.

1.31“Executive Officer” means (a) with respect to EyePoint, the Chief Executive Officer of EyePoint, or any other person that such officer designates from time to time, and (b) with respect to Equinox, the Chief Operating Officer of Equinox, or any other person that such officer designates from time to time.

1.32“Expanded License” has the meaning assigned to such term in Section 2.4.

1.33“EyePoint” has the meaning assigned to such term in the Preamble.

1.34“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.35“Field” means (a) the prevention or treatment of age-related macular degeneration (AMD), retinal vein occlusion (RVO) and diabetic retinopathy (DR) using EyePoint’s proprietary localized delivery technologies such as Durasert, Verisome, [***], and (b) any Additional Indication for which the parties have entered into an Expanded License pursuant to Section 2.4 herein.

1.36 “First Commercial Sale” means, with respect to any Licensed Product, the first sale for which revenue has been recognized by EyePoint for use or consumption by the general public of such Licensed Product in any country in the Territory after all Regulatory Approvals have been granted in such country.

1.37“Force Majeure” has the meaning set forth in Section 10.6.

1.38“GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.39“Generic Product” means, with respect to any Licensed Product and any country in the Territory, any finished drug product that (a) is marketed for sale by a Third Party not authorized by EyePoint, and (b) receives Regulatory Approval in such country in reliance on the Regulatory Approval of such Licensed Product and is determined by a Regulatory Authority to be therapeutically equivalent to, interchangeable with, or substitutable for, such Licensed Product.  By way of example, in the United States this would include a product that is submitted to FDA under an Abbreviated New Drug Application under Section 355(j) of Title 21 of the United States Code, as may be amended from time to time, or under an NDA under Section 355(b)(2) of Title 21 of the United States Code, as may be amended from time to time, for which the Licensed Product is the reference listed drug, and that is determined to be therapeutically equivalent to the Licensed Product.

1.40“GLP” means current Good Laboratory Practices as defined in Part 58 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.

1.41“GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof.

1.42“IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations prior to beginning clinical trials in humans in the United States or any comparable application filed with any Regulatory Authority outside of the United States.

1.43“Indemnitee” has the meaning assigned to such term in Section 8.3.

1.44“Infringement” has the meaning assigned to such term in Section 5.2(a).

1.45“Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including: (a) information, techniques, technology, practices, trade secrets, discoveries, developments, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including assay development, compound screening, chemical, pharmacological, toxicological, preclinical and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, reports and study reports; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.46“Licensed Product” means any pharmaceutical product comprising the Compound, [***]

1.47“Losses” has the meaning assigned to such term in Section 8.1.

1.48“Manufacturing Know-How” has the meaning assigned to such term in Section 3.9(b).

1.49“MTA” has the meaning assigned to such term in Section 6.4.

1.50“NDA” means a New Drug Application seeking Regulatory Approval of a Licensed Product and all amendments and supplements thereto filed with the FDA, or any comparable application filed with any Regulatory Authority outside the United States.

1.51“Negotiation Period” has the meaning assigned to such term in Section 2.4(b).

1.52“Net Sales” means, with respect to any Licensed Product, the gross invoiced sales price of such Licensed Product sold by EyePoint, its Affiliates or Sublicensees (the “Selling Party”), in finished product form, packaged and labelled for sale in arm’s-length transactions to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:

(a)transportation charges relating to the Licensed Product, including handling charges and insurance premiums relating thereto;

(b)sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to the Licensed Product and any other equivalent governmental charges imposed upon the importation, use or sale of the Licensed Product;

(c)government-mandated and other rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs);

(d)customary trade, quantity and cash discounts allowed on the Licensed Product;

(e)allowances or credits to customers on account of retrospective price reductions affecting the Licensed Product;

(f)customary rebates and charge-backs including those granted to managed care entities;

(g)bad debt and uncollectable invoiced amounts actually written off in accordance with the standard practices of the Selling Entity; and

(h)that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that EyePoint, its Affiliates, or its or their Sublicensees, as applicable, allocate to sales of the Licensed Product in accordance with their respective standard policies and procedures consistently applied across their respective products; and

(i)fees for distribution paid to wholesalers, distributors, specialty pharmacies, etc., but not commissions on sales.

If a sale, transfer or other disposition with respect to a Licensed Product involves consideration other than cash or is not at arm’s length, the Net Sales from such sale, transfer, or other disposition will be calculated on the average Net Sales price of the Licensed Product in arm’s length sales for cash in the relevant country during the same Calendar Quarter as such sale, transfer or other disposition or in the absence of such sales, the fair market value of the Licensed Product as mutually determined by the Parties.

Where a Licensed Product is sold in combination with other active ingredients (collectively, “Combination Components”), then the Parties shall discuss an appropriate allocation for the fair market value of the Licensed Product and the Combination Components with which the Licensed Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account variations in potency, the relative contribution of each therapeutically active ingredient or other component, and the relative value to the end user of each therapeutically active ingredient or other component.

Notwithstanding the foregoing to the contrary, sales of Licensed Product between EyePoint and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users.

1.53“Non-Breaching Party” has the meaning assigned to such term in Section 9.2(a).

1.54“Notice of Exercise” has the meaning assigned to such term in Section 2.4(b).

1.55“Option Notice” has the meaning assigned to such term in Section 2.4(a).

1.56“Party” or “Parties” has the meaning assigned to such term in the Preamble.

1.57“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, and (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications.

1.58“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.59“Pharmacovigilance Agreement” has the meaning assigned to such term in Section 3.6Error! Reference source not found..

1.60“Phase II Clinical Trial” means a human clinical trial of a compound or product for an indication, the principal purpose of which is a determination of safety and efficacy for such indication in a target patient population over a range of doses, as more fully defined in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent in any foreign country.

1.61“Phase III Clinical Trial” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dosage range to be prescribed, and to support Regulatory Approval of the compound or product for such indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.62“Product Information” has the meaning assigned to such term in Section 7.2(i).

1.63“Receiving Party” has the meaning assigned to such term in Section 6.1.

1.64“Regulatory Approval” means all approvals, licenses, registrations, or authorizations of any country, federal, supra-national, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Licensed Product in the applicable jurisdiction.

1.65“Regulatory Authority” means the FDA, and any health regulatory authority in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Licensed Product in such country, and any successor(s) thereto.

1.66“Regulatory Materials” means, with respect to a Licensed Product in the Field, regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary to obtain marketing authorization for or to develop, manufacture or commercialize such Licensed Product in the Field, for or in a particular country or regulatory jurisdiction.  Regulatory Materials include NDAs, INDs, presentations, responses, and applications for Regulatory Approvals other than NDAs.

1.67“Royalty Term” has the meaning assigned to such term in Section 4.3(b).

1.68“Sublicensee” means, with respect to a particular Licensed Product, a Third Party to whom EyePoint has granted a sublicense, license, or other transfer of rights under any Equinox Patents and Equinox Know-How, but excluding distributors.

1.69“Term” has the meaning assigned to such term in Section 9.1.

1.70“Territory” means the entire world except The People’s Republic of China, Hong Kong, Taiwan, and Macau.

1.71“Third Party” means any Person other than Equinox or EyePoint or an Affiliate of Equinox or EyePoint.

1.72“Third Party License” means any license or other agreement between a Third Party and EyePoint or its Affiliate or Sublicensee, pursuant to which EyePoint or its Affiliate or Sublicensee (as applicable) is granted a license to Patents owned or Controlled by a Third Party, where such license is necessary or useful, in EyePoint’s sole discretion, for the development, manufacture or commercialization of the Compound or Licensed Products in the Field.

1.73“United States” or “U.S.” means the United States of America, including its territories and possessions.

1.74“Valid Claim” means a claim of (a) an issued and unexpired Patent within the Equinox Patents, or (b) an application within the Equinox Patents that has been pending approval for no more than seven (7) years after the initial date of filing, and that (in each case, as applicable) has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through reexamination or disclaimer, opposition procedure, nullity suit or otherwise.

1.75“VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed elsewhere instead of or in addition to value added tax.

Article 2

GRANT OF RIGHTS

2.1License

s.  Subject to the terms and conditions of this Agreement, Equinox hereby grants to EyePoint an exclusive (even as to Equinox and its Affiliates), royalty-bearing right and license, with the right to grant sublicenses (including through multiple tiers of sublicensees), under the Equinox Patents to research, develop, make, have made, use, sell, offer for sale and import the Compound and Licensed Products in the Field in the Territory (the “Exclusive License”). Subject to the terms and conditions of this Agreement, Equinox hereby grants to EyePoint a non-exclusive royalty-bearing right and license, with the right to grant sublicenses (including through multiple tiers of Sublicensees), under the Equinox Know-How as necessary to practice the Equinox Patents or potentially useful to develop the Compound in the Field in the Territory (the “Know-How License”).

2.2Sublicenses

.  The Exclusive License may be sublicensed, in full or part, by EyePoint to its Affiliates or Third Parties, provided that (a) any such sublicense shall be in writing and consistent with and subject to the terms and conditions of this Agreement, (b) EyePoint shall continue to be responsible for the performance of its obligations under this Agreement and will be responsible for all actions of its Sublicensees as if such Sublicensees were EyePoint hereunder, and (c) EyePoint shall provide Equinox with a full and complete copy of each sublicense within thirty (30) days after execution, subject to EyePoint’s right to redact provisions of such sublicense that are not necessary to verify compliance with this Agreement.

2.3No Implied Rights

.  Except as expressly stated herein, EyePoint shall have no other right to use, or interest in, the Equinox Patents or the Equinox Know-How.  Additionally, EyePoint shall not have any interest in any other Patents or other intellectual property owned, licensed, developed or Controlled by Equinox, other than as expressly provided in this Agreement or other valid written agreements.  Equinox makes no grant of intellectual property rights by implication.

2.4Option for Additional Indications

.  Equinox hereby grants to EyePoint an exclusive option (the “Additional Indication Option”) to acquire an exclusive license in the Territory under the Equinox Patents and a non-exclusive license under the Equinox Know-How to research, develop, make, have made, use, sell, offer for sale and import the Compound and Licensed Products in the Territory for Additional Indications in the field of ophthalmology on the terms and conditions set forth in this Section 2.4 (the “Expanded License”).

(a)If at any time during the Term, Equinox (i) has a bona fide plan to develop or commercialize by itself or through any Affiliate, (ii) desires to enter into discussions or negotiations with any Third Party to develop or commercialize, or (iii) receives from a Third Party a set of written terms to develop or commercialize the Compound for any Additional Indication in the Territory in the field of ophthalmology, then Equinox shall provide EyePoint with written notice of such intention, along with a copy of the bona fide plan in the event that such development or commercialization is pursuant to (i) above or the written terms from the Third Party in the event that such development or commercialization is pursuant to (iii) above (the “Option Notice”).  For clarity, Equinox’s obligations under this Section 2.4(a) apply each and every time that the conditions set forth in subsections (i), (ii) or (iii) exist, even if one or more of such conditions occur with respect to the same Additional Indication, and further, Equinox shall not collaborate with any Third Party for the development or commercialization of a localized delivery technology for the prevention or treatment of age-related macular degeneration (AMD), retinal vein occlusion (RVO) and diabetic retinopathy (DR) in the Territory.

(b)EyePoint shall have the right to exercise the Additional Indication Option by delivery to Equinox of written notice of exercise (the “Notice of Exercise”) within sixty (60) days after the date it receives the Option Notice. If Equinox has received from a Third Party a set of written terms to develop or commercialize the Compound for any Additional Indication in the Territory in the field of ophthalmology, then during the ninety (90) day period following the date of the Notice of Exercise (the “Negotiation Period”) EyePoint and Equinox shall negotiate in good faith to enter into an amendment to this Agreement on the terms described in the Option Notice. In all other cases, if EyePoint exercises the Additional Indication Option by delivery to Equinox of a Notice of Exercise, then during the Negotiation Period, the Parties shall negotiate in good faith to enter into an amendment to this Agreement to (i) provide for the grant by Equinox to EyePoint of the Expanded License in exchange for the payment of incremental consideration based on the value of the Expanded License as mutually agreed by the Parties, and (ii) revise and clarify any other provisions of this Agreement necessary or appropriate in view of the grant of the Expanded License.

(c)If (i) EyePoint has not delivered a Notice of Exercise to Equinox within the sixty (60) day period referenced in Section 2.4(b) above, or (ii) the Parties are unable to reach agreement on the economic or other terms for the Expanded License prior to the expiration of the Negotiation Period, then Equinox shall have the right to develop and commercialize by itself or through any Affiliate, or to license to a Third Party, such Additional Indication; provided, that if Equinox does not commence development by itself within ninety (90) days or sign a license with a Third Party within one (1) year of the applicable date referenced in (i) and (ii) above, then EyePoint’s rights with respect to such Additional Indication under this Section 2.4 shall reset.

2.5Equinox License Outside the Territory. Prior to or promptly after the Effective Date, the Parties shall negotiate in good faith the terms and conditions of (i) an exclusive license agreement pursuant to which Equinox or its Affiliates or sublicensees shall have the exclusive right to develop, seek regulatory approval and commercialize Licensed Products outside of the Territory and (ii) a supply agreement (and related quality agreement) pursuant to which EyePoint will manufacture and supply Equinox or its Affiliates or sublicensees with Licensed Products that are finished products ready for development and sale outside of the Territory. If the Parties are unable to execute a definitive exclusive license agreement and supply agreement within one hundred eighty (180) days after the Effective Date, then at the request of either Party the matter shall be referred to dispute resolution under Section 10.1. These agreements will include the following terms:

(a)In full consideration of the exclusive license to sell Licensed Products outside the Territory, Equinox will not make any upfront payment to EyePoint, but shall pay Eyepoint a tiered royalty on annual net sales as follows:

Annual Net Sales	Royalty Rate
The portion of annual net sales of Licensed Products outside the Territory up to and including [***]	[***]%
The portion of annual net sales for Licensed Products outside the Territory exceeding [***]	[***]%

(b)Eyepoint will supply all required finished product to Equinox (subject to customary forecasts and collars) at EyePoint’s actual manufacturing cost including overhead and administrative costs (“Manufacturing Cost”), it being understood and agreed that the Manufacturing Cost charged to Equinox shall not exceed an amount to be mutually agreed upon in the supply agreement.

Article 3

COVENANTS

3.1EyePoint Development and Commercialization. EyePoint, either itself and/or by and through its Affiliates or Sublicensees, shall be solely responsible for and shall have full control and authority with respect to, all development, registration, manufacturing, marketing, advertising, promotional, launch and sales activities in connection with the Compound and the Licensed Products in the Field in the Territory.  All costs associated with such activities shall be borne solely by EyePoint.  EyePoint shall prepare, own and maintain all Regulatory Materials, including all applications for Regulatory Approval and Regulatory Approvals obtained from Regulatory Authorities in the Field in the Territory in connection with the Compound and Licensed Products.

3.2Initial Transfer of Data and Regulatory Materials. Promptly after the Effective Date, Equinox shall disclose and transfer to EyePoint the IND and the data corresponding to the Phase I Clinical Trial using the Compound for the treatment of age-related macular degeneration conducted by or on behalf of Equinox prior to the Effective Date.

3.3Exchange of Regulatory Materials. During the Term, at the request of a Party, the other Party shall disclose and transfer a copy of Regulatory Materials that are Controlled by such Party, which materials shall be the Confidential Information of the disclosing party. The receiving party may use such information in its development of any product comprising the Compound and may disclose such information to Regulatory Authorities as reasonably necessary to advance the development of any product comprising the Compound. This covenant shall extend to Affiliates and Sublicensees of a Party.

3.4Right to Cross-Reference. Each Party shall have the right to reference Regulatory Materials of any product comprising the Compound to the extent that such Regulatory Materials are Controlled by the other Party for purposes relating to obtaining Regulatory Approval for a product comprising the Compound. This covenant shall extend to Affiliates and Sublicensees of a Party.

3.5Cooperation. Each Party agrees to cooperate with the other Party on matters relating to obtaining Regulatory Approval for any product comprising the Compound. Eyepoint shall notify not less frequently than once per calendar quarter about the preparation and submission of material Regulatory Materials, activities under the Pharmacovigilance Agreement, allowing Equinox to review and comment within thirty (30) days on Regulatory Materials prior to submission (to the extent that such Regulatory Materials may impact the development of a product under development by the other Party), and generally taking no actions that would violate

Applicable Laws or compromise patient safety or which could have a material adverse effect on the development of the Licensed Product. Equinox and its Affiliates and Sublicensees shall keep Eyepoint regularly informed of the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to a Licensed Product. In addition, upon Eyepoint's request, Equinox and its Affiliates and Sublicensees shall provide Eyepoint with, in their original language and summaries thereof in English (if their original language is not English), all Regulatory Materials related to Licensed Products. This covenant shall extend to Affiliates and Sublicensees of a Party.

3.6Safety Data Exchange and Global Safety Database.  Within ninety (90) days of the Effective Date, but in any event prior to commencement of any clinical trials with the Compound or a Licensed Product in the Field in the Territory by or on behalf of EyePoint or its Affiliates or Sublicensees, the Parties will in good faith negotiate and finalize a separate safety data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for exchanging information (such as the occurrence of adverse events and serious adverse events) observed in connection with the Compound in order to enable each Party to comply with its safety reporting obligations to Regulatory Authorities.  Prior to the execution of the Pharmacovigilance Agreement, each Party shall promptly notify the other Party of any information observed in connection with the Compound necessary to enable such Party to comply with its safety reporting obligations to Regulatory Authorities.  Equinox shall be responsible for maintaining a global safety database with respect to the Compound. EyePoint shall be responsible for reporting all adverse drug reaction experiences related to the Compound in connection with the activities of EyePoint under this Agreement to the applicable Regulatory Authorities in accordance with all Applicable Laws.

3.7Restrictions. Equinox shall not, by itself or through its Affiliates or Third Parties, develop, or license a third party to develop, a Licensed Product in the Field in the Territory during the Term of this Agreement.  Equinox further agrees not to commercialize, or license a third party to commercialize, a Licensed Product in the Field and in the Territory during the Term of this Agreement.  Notwithstanding the foregoing, the prohibitions under this Section 3.7 and the licenses and transfers of Equinox Patent Rights and Equinox Know-How required under this Agreement shall not apply to the development and commercialization activities of a third party acquiree or transferor, or a third party merger or consolidation partner, of or with Equinox, or a third party acquiror or transferee of substantially all of the assets or stock of Equinox’s ophthalmics business, provided that such acquiror, acquiree, transferor, transferee, or a merger or consolidation partner does not use in such development or commercialization activities for a Licensed Product in the Field any (i) Equinox Patent or (ii) Equinox Know-How that was previously owned by Control Delivery Systems, Inc., and shall not include Patents and Know-How of a third party acquiree or transferor, or a third party merger or consolidation partner, of or with Equinox or a third party acquiror or transferee of substantially all of the assets or stock of  Equinox’s ophthalmics business. Notwithstanding the foregoing, for the avoidance of doubt, during the Term, in partial consideration for the amounts payable to Equinox under this Agreement, Equinox shall not, by itself or through its Affiliates or Third Parties, sell, offer for sale or market the Compound or any product comprising the Compound in the Territory for (a) the prevention or treatment of age-related macular degeneration (AMD), retinal vein occlusion (RVO) and diabetic retinopathy

(DR) using any localized delivery technology, or (b) any Additional Indication for which the parties have entered into an Expanded License pursuant to Section 2.4 herein.

3.8 EyePoint Diligence

.  EyePoint, either by itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to develop, seek Regulatory Approval for and commercialize one Licensed Product in the Field in the Territory. Additionally, EyePoint shall develop and share with Equinox a detailed clinical development plan with commercially and clinically reasonable clinical and developmental milestones and a commercially reasonable timeline to achieve those milestones, including the anticipated cumulative number of years to start each development phase based on EyePoint’s then-current assumptions regarding the clinical development process. On a semi-annual basis (every six months), EyePoint shall disclose, via written report to Equinox, progress relating to the clinical development plan. Equinox shall receive the first clinical development plan within ninety (90) days of the Effective Date.

Prior to the end of each of the first and third Calendar Quarters of each Calendar Year occurring during the Term, EyePoint shall deliver to Equinox a written report summarizing at a high-level the development and commercialization activities undertaken by or on behalf of EyePoint and its Affiliates and Sublicensees with respect to the Compound and Licensed Products in the Field in the Territory during the prior Calendar Year.

Failure by either Party to comply with the provisions of this Section, as may be amended subsequent to the Effective Date, shall constitute a material breach of this Agreement by such Party.

3.9Manufacturing and Transfer of Equinox Know-How

.

(a)Initial Technology Transfer.  Equinox represents and warrants, and subject to such representation and warranty EyePoint acknowledges and agrees that, prior to the Effective Date, Equinox has transferred and delivered to EyePoint all tangible embodiments of the Equinox Know-How (other than Regulatory Materials and the Manufacturing Know-How) in its possession or in existence on or prior to the Effective Date, including clinical data arising from Equinox’s development activities prior to the Effective Date. For a period of twelve (12) months after the Effective Date, Equinox shall use Commercially Reasonable Efforts, at EyePoint’s reasonable request and expense, to provide technical assistance to enable the use of the transferred Equinox Know-How, and any updates to the Equinox Know-How that may occur up to twelve (12) months after the Effective Date.

(b)Manufacturing Know-How.  At any time after the Effective Date, in the event that Equinox repeated and materially fails to supply the API (as defined below) to EyePoint as required under the applicable Supply Agreement, and Equinox does not correct the failure in accordance with the terms of the Supply Agreement, then EyePoint shall have the right to request that Equinox commence a technology transfer to EyePoint or its designated contract manufacturing organization, at the expense of EyePoint, of any tangible embodiments of Equinox Know-How or other information or technology Controlled by Equinox and reasonably necessary for the clinical and/or commercial manufacture of the Compound (the “Manufacturing Know-How”).  The Parties shall reasonably cooperate to develop and complete a technology transfer plan for the Manufacturing Know-How within thirty (30) days of EyePoint’s request to Equinox to complete such technology transfer; provided, that such technology transfer shall be conducted in accordance with the schedule agreed in such technology transfer plan.  For a period of twelve (12) months after the completion of the transfer above, Equinox shall use Commercially Reasonable Efforts, at EyePoint’s reasonable request and expense, to provide technical assistance to enable the use of all Manufacturing Know-How.

(c)Supply Agreement. Promptly after the Effective Date, EyePoint and  Equinox shall negotiate in good faith the terms of a supply agreement (the “Supply Agreement”) and related quality agreement (the “Quality Agreement”) pursuant to which Equinox shall supply to EyePoint, directly or through a Third Party, quantities of active pharmaceutical ingredient for the Compound (“API”) to support the development of the Licensed Products in the Field in the Territory.  For clarity, EyePoint shall be responsible for manufacturing Licensed Product using the API supplied by Equinox.  The API will be supplied to EyePoint at Equinox’s manufacturing cost including overhead and administrative costs (“API Manufacturing Cost”), it being understood and agreed that API Manufacturing Cost charged to EyePoint shall not exceed an amount to be mutually agreed upon in the Supply Agreement. The Supply Agreement shall contain terms customary and reasonable for such an agreement. At the request of EyePoint, EyePoint and Equinox shall negotiate in good faith the terms of a commercial supply agreement (“Commercial Supply Agreement”) and related quality agreement pursuant to which Equinox shall supply to EyePoint, directly or through a Third Party quantities of API to support the commercial sale of the Licensed Products in the Field in the Territory.

Article 4

FINANCIAL PROVISIONS

4.1Upfront Payment

.  In partial consideration for the rights granted to EyePoint under this Agreement, EyePoint shall pay to Equinox a one-time, non-refundable, non-creditable upfront payment of One Million Dollars ($1,000,000) within ten (10) Business Days of the Effective Date.

4.2Development Milestone Events

.  Subject to the terms and conditions set forth in the remainder of this Section 4.2, EyePoint shall make each of the one-time milestone payments to Equinox that are set forth below upon the first achievement of the corresponding milestone event with respect to the Compound or a Licensed Product by or on behalf of EyePoint or its Affiliate or Sublicensee.  Each milestone payment under this Section 4.2 shall be paid only once with respect to the first time such milestone is achieved, and no more than Fifty Million Dollars ($50,000,000) in milestone payments shall be payable under this Section 4.2 no matter how many times the milestone events are achieved.

Milestone Number	Milestone Event	Milestone Payment ($)
1	Completion of a Phase II Clinical Trial for the Compound or a Licensed Product	[***]
2	Filing of an NDA or equivalent for the Compound or a Licensed Product in the US or European Union or United Kingdom	[***]
3	Regulatory Approval of the Compound or a Licensed Product in the US or European Union or United Kingdom	[***]

EyePoint shall notify Equinox in writing promptly, but in no event later than ten (10) Business Days, after the achievement of each milestone event.  EyePoint shall pay all such milestone payments due in Dollars within thirty (30) days following the achievement of the corresponding milestone event.

4.3Royalties

.

(a)Licensed Product Royalty from EyePoint.  Subject to the remainder of Section 4.3, EyePoint shall pay to Equinox the following tiered royalties on Annual Net Sales of Licensed Products in the Territory:

Annual Net Sales	Royalty Rate
The portion of Annual Net Sales of Licensed Products in the Territory up to and including [***]	[***]%
The portion of Annual Net Sales for Licensed Products in the Territory exceeding [***]	[***]%

(b)Royalty Term.  EyePoint’s obligation to pay royalties with respect to a Licensed Product in a particular country in the Territory, even if reduced as provided below in this Section 4.3, shall commence upon the First Commercial Sale of such Licensed Product in such country and shall expire on a country-by-country and Licensed Product-by-Licensed Product basis on the later of (i) the date that is twelve (12) years after First Commercial Sale of such Licensed Product in such country, and (ii) the first day of the month following the month in which a Generic Product corresponding to such Licensed Product is launched in a particular country (the “Royalty Term”).

(c)Existence and Expiry of Valid Claims.  If, on a country-by-country and Licensed Product-by-Licensed Product basis, there is no Valid Claim that covers the Licensed Product, and there is no other Patent that is Controlled by EyePoint which covers such Licensed

Product, either at the time of First Commercial Sale or anytime thereafter during the Royalty Term, then EyePoint shall have no obligation to pay royalties on Net Sales of such Licensed Product in such country at the royalty rates set forth in Section 4.3(a), but rather, EyePoint shall pay to Equinox a Know-How royalty on Net Sales of such Licensed Product in such country at a royalty rate equal to [***] of the applicable royalty rate as set forth in Section 4.3(a) during the Royalty Term.

(d)Third Party Licenses.  EyePoint shall pay all amounts due under Third Party Licenses. Such payments under Third Party Licenses are not creditable against any payments due to Equinox under this Agreement.

4.4Reports; Royalty Payments

.  Until the expiration of all applicable Royalty Terms, EyePoint shall make written reports and Calendar Quarterly payments to Equinox within sixty (60) calendar days after the end of each Calendar Quarter covering Net Sales of Licensed Products in the Territory by EyePoint, its Affiliates and Sublicensees during the preceding Calendar Quarter, each such written report in reasonable detail as available stating (a) gross sales of the Licensed Product sold by EyePoint, its Affiliates and Sublicensees, in local currency and U.S. Dollars, (b) calculation of Net Sales of the Licensed Product including all deductions and currency conversions, and (c) a calculation of the royalties due to Equinox.  Concurrent with the delivery of each such report, EyePoint shall make the royalty payment due to Equinox for the Calendar Quarter covered by such report.

4.5Method of Payments

.  All payments due from EyePoint to Equinox under this Agreement shall be paid in Dollars by wire transfer to a bank account designated in writing by Equinox at least five (5) Business Days before such payment is due.

4.6Audit

.  EyePoint and its Affiliates and Sublicensees shall keep and maintain for five (5) years complete and accurate records of sales of Licensed Products in sufficient detail to allow Equinox to confirm the accuracy of royalties paid and/or payable under Section 4.3 hereunder.  Equinox shall have the right during such five (5) year period to appoint at its expense an independent certified public accountant reasonably acceptable to EyePoint to audit all relevant records for the purpose of verifying reports provided by EyePoint under Section 4.4.  EyePoint and its Affiliates and Sublicensees shall make such records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from Equinox.  Such audit right shall not be exercised by Equinox more than once in any Calendar Year and the records for a twelve (12) month period may not be audited more than once.  All records made available for audit shall be deemed to be Confidential Information of EyePoint and, upon the request of EyePoint, the independent certified public accountant selected by Equinox shall enter into a confidentiality agreement with EyePoint in a form reasonably acceptable to EyePoint regarding the use and disclosure of such Confidential Information.  The results of each audit, if any, shall be binding on both Parties absent manifest error.  Equinox shall bear the full cost of such audit, except in the event that the results of the audit reveal an underpayment of royalties to Equinox under Section 4.3 of [***] or more over the period being audited, in which case documented and reasonable audit fees for such examination shall be paid by EyePoint.  If such audit reveals an underpayment of royalties, EyePoint shall pay any unpaid royalties within thirty (30) days of the completion of the audit.  If such audit reveals an overpayment of royalties, then at EyePoint’s election, Equinox shall either pay any overpaid royalties to EyePoint within thirty (30) days of the completion of the audit or EyePoint shall have the right to credit such overpayment against future amounts payable to Equinox under this Agreement.

4.7Taxes

.

(a)Withholding.  Any tax paid or required to be withheld by EyePoint for the benefit of Equinox on account of any royalties or other payments payable to Equinox under this Agreement shall be deducted from the amount of royalties or other payments otherwise due.  EyePoint shall secure and send to Equinox proof of any such taxes withheld and paid by EyePoint for the benefit of Equinox, and will, at Equinox’s request, provide reasonable assistance to Equinox in recovering such taxes.

(b)VAT.  All amounts in this Agreement are stated exclusive of VAT and other applicable indirect taxes or duties.  The Parties agree that, where appropriate, they will provide each other with a valid tax invoice, and against the production of such invoice, the Parties shall pay the amount of any such tax to the other Party.  If such taxes are subsequently refunded by the applicable fiscal authority, the Party receiving the refund will immediately notify the other Party and refund such amount within thirty (30) days of receipt.

4.8Currency

.  With respect to sales of the Licensed Product invoiced in Dollars, the Net Sales and the amounts due hereunder will be expressed in Dollars.  With respect to sales of the Licensed Product invoiced in a currency other than Dollars, the Net Sales and amounts due hereunder will be reported in Dollars, calculated using the exchange rates on the last day of the applicable Calendar Quarter as published in the Wall Street Journal.

Article 5

INTELLECTUAL PROPERTY RIGHTS

5.1Prosecution and Maintenance of Equinox Patents

.  Equinox shall have the first right, but not the obligation, in a commercially reasonable and expeditious manner, to prepare, file, prosecute, and maintain each of the Equinox Patents throughout the Territory at Equinox’s cost; provided, that Equinox shall notify EyePoint of each such Equinox Patent, and EyePoint shall reimburse Equinox for [***] of all of Equinox’s costs in the preparation, filing, prosecution, and maintenance of each such Equinox Patent.  Upon request, Equinox shall promptly furnish or have furnished to EyePoint copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for the Equinox Patents at least thirty (30) days before filing or mailing, as the case may be, and, if requested, use reasonable efforts to solicit EyePoint’s advice and review of Equinox Patents and material prosecution matters related thereto in reasonable time prior to filing thereof, and Equinox shall consider in good faith Eyepoint’s reasonable comments and suggestions related thereto; provided, that nothing herein shall obligate Equinox to adopt or follow such comments or suggestions.  If, during the Term, Equinox intends to allow any Equinox Patent to expire or intends to otherwise abandon any such Equinox Patent, Equinox shall notify EyePoint of such intention or decision at least fifteen (15) days (or as soon as possible if less than thirty (30) days) prior to any filing or payment due date, or any other date that requires action, in connection with such Equinox Patent, and EyePoint shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense, in the name of Equinox.  Each Party agrees to reasonably cooperate with the other Party to execute all lawful papers and instruments and to provide consultation and assistance as may be reasonably necessary in the prosecution and maintenance of the Equinox Patents in a manner consistent with this Section 5.1.

5.2Third Party Infringement

.

(a)Notice.  If either Party becomes aware of any suspected infringement or misappropriation by a Third Party of any Equinox Patents or Equinox Know-How, then that Party shall promptly notify the other Party and provide it with all material details of such activities (each, an “Infringement”) of which it is aware.

(b)EyePoint Right to Enforce.  EyePoint shall have the first right, but not the obligation, to address such Infringement in the Field in the Territory and to defend against any related declaratory judgement action, by taking reasonable steps, which may include the institution of legal proceedings or other actions (an “Action”), and to compromise or settle such Action; provided, that (i) EyePoint shall keep Equinox reasonably informed about such Action and shall consult with Equinox about the Action so that Equinox can advise EyePoint about potential impacts of the Action outside of the Field, (ii) Equinox shall provide all reasonable cooperation to EyePoint in connection with such Action, (iii) EyePoint shall not take any position with respect to such Action in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Equinox Patents or Equinox Know-How, or compromise or settle any such Action, without the prior consent of Equinox, which consent shall not be unreasonably withheld, and (iv) if EyePoint does not intend to prosecute or defend an Action, or ceases to diligently pursue such an Action, it shall promptly inform Equinox in such a manner that such Action will not be prejudiced and Section 5.2(c) shall apply.

(c)Equinox Right to Enforce.  In the event of an Infringement described in Section 5.2(a) or a declaratory judgement action relating to such Infringement, if (i) EyePoint informs Equinox that it does not intend to prosecute an Action in respect of the Equinox Patents or the Equinox Know-How, (ii) within sixty (60) days after notice of Infringement EyePoint has not commenced any such Action, or (iii) if EyePoint thereafter ceases to pursue such Action, then Equinox shall have the right, at its own expense, upon notice to EyePoint to take appropriate action to address such Infringement, including by initiating its own Action or taking over prosecution of any Action initiated by EyePoint.  In such event, Equinox shall keep EyePoint fully informed about such Action and EyePoint shall provide all reasonable cooperation to Equinox in connection with such Action.

(d)Right to Representation.  Each Party shall have the right to participate and be represented by counsel that it selects, in any Action instituted under Section 5.2(b) or 5.2(c) by the other Party.  If a Party with the right to initiate an Action to eliminate an Infringement or defend against a declaratory judgement action lacks standing to do so and the other Party has standing to initiate such Action, then the Party with the right to initiate an Action may name the other Party as plaintiff in such Action or may require the Party with standing to initiate such Action at the expense of the other Party.

(e)Cooperation.  In any Action instituted under this Section 5.2, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of the Party instituting such Action, the other Party shall join such Action and shall be represented using counsel of its own choice, at the requesting Party’s expense; provided, that if EyePoint has informed Equinox that it would not proceed with such Action on the opinion of competent counsel, Equinox may not require EyePoint to join such Action.

(f)Share of Recoveries.  Except as otherwise provided, the costs and expenses of the Party bringing suit under this Section 5.2 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; (ii) if EyePoint is the Party controlling such action, then any proceeds that are lost profits damages or a reasonable royalty shall be treated as the equivalent of Annual Net Sales in the Calendar Year in which the recovery is paid (i.e., shall be allocated to EyePoint with Equinox receiving a royalty on the recovery proceeds in accordance with the provisions of Section 4.3), and any remaining proceeds shall be retained by EyePoint; or (iii) if Equinox is the Party controlling such action, then any remaining proceeds shall be retained by Equinox.  A settlement or consent judgment or other voluntary final disposition of a suit under this Section 5.2 may not be entered into without the consent of the Party not bringing the suit, which consent shall not be unreasonably withheld.

5.3Defense of Claims Brought by Third Parties

.  In the event that any action, suit or proceeding is brought against either Party or an Affiliate or sublicensee of either Party alleging the infringement of the Know-How or Patents of a Third Party by the making, having made, use, sale, offering for sale or importation of the Compound or a Licensed Product in the Field in the Territory, such Party shall notify the other Party within five (5) days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter.  EyePoint shall have the right, but not the obligation, to defend such action, suit or proceeding in the Territory at its sole cost and expense.  Equinox shall have the right to separate counsel at its own expense in any such action, suit or proceeding, and the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding.  Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.

5.4Patent Listing

and Marking.  EyePoint will have sole decision-making authority with respect to the determination of which Equinox Patents to list in the FDA’s Orange Book with respect to the Licensed Products. EyePoint shall mark all Licensed Products with the relevant Equinox Patent Rights to the extent permitted under Applicable Law.

Article 6

CONFIDENTIALITY

6.1Confidentiality; Exceptions

.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the

“Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a)was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual knowledge by the Receiving Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(d)was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

6.2Authorized Disclosure

.  Except as otherwise provided in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(a)under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement;

(b)to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining Regulatory Approval, conducting pre-clinical activities or clinical trials, marketing Licensed Products or otherwise required by Applicable Laws or the rules of a securities exchange or securities listing organization; provided, that if a Receiving Party is required by Applicable Laws to make any such disclosure of a Disclosing Party’s Confidential Information it shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed;

(c)to existing or prospective advisors, investors, collaborators, (sub)licensees, partners or joint venturers, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement;

(d)as reasonably required under the circumstances, to a Third Party in connection with (i) a merger, consolidation or similar transaction by such Party, or (ii) the sale of all or substantially all of the assets of such Party to which this Agreement relates, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, or (iii) to the extent mutually agreed in writing by the Parties.

In each of the above authorized disclosures, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 6.2 to treat such Confidential Information as required under this Article 6.

6.3Press Release; Disclosure of Agreement

.  On or promptly after the Effective Date, the Parties shall issue a public announcement of the execution of this Agreement in the form mutually agreed by the Parties.  Except to the extent required by Applicable Laws or the rules of a securities exchange or securities listing organization, neither Party shall issue any other press release or other public disclosure concerning this Agreement, the subject matter hereof or the Parties’ activities hereunder, or any results or data arising hereunder, except with the other Party’s prior written consent.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases and disclosures prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases and disclosures, and shall give due consideration to any reasonable comments by the non-filing Party relating to such releases and disclosures, including where applicable subject matter for which confidential treatment may be sought.  A Party may publicly disclose without regard to the preceding requirements of this Section 6.3 any information that was previously publicly disclosed pursuant to this Section 6.3; provided that such disclosure does not materially alter the meaning of the information disclosed previously.

6.4Termination of Prior Agreements

. As of the Effective Date, this Agreement supersedes all prior agreements between the Parties, including but not limited to, the Mutual Confidential Disclosure Agreement executed by Equinox and EyePoint and dated December 8, 2017 (the “CDA”) and the Material Transfer & Evaluation Agreement executed by Equinox and EyePoint and dated October 29, 2019 (the “MTA”).  All information exchanged between the Parties prior to the Effective Date and/or under the CDA and the MTA shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 6.

6.5Remedies

.  Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6.

6.6Clinical Trial Register

.  EyePoint shall have the right to publish the results or summaries of results of all clinical trials (including meta-analysis or observational studies) conducted by or on behalf of EyePoint with respect to the Compound or Licensed Products in any clinical trial register maintained by EyePoint or its Affiliates and the protocols of clinical trials relating to the Compound or Licensed Products on www.ClinicalTrials.gov (and/or in each case publish the results, summaries and/or protocols of clinical trials on such other websites and/or repositories as required by Applicable Laws or EyePoint’s or its Affiliates’ policies).  Each such publication made in accordance with this Section 6.6 shall not be a breach of the confidentiality obligations provided in this Article 6.

6.7Return of Confidential Information

.  Except as otherwise provided in Article 9 of this Agreement, upon termination of this Agreement, each Party hereto and its Affiliates shall use Commercially Reasonable Efforts to return all Confidential Information of the other Party in its possession to the other Party; provided, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party; and (b) any portion of the Confidential Information of the other Party which is contained in laboratory notebooks or other electronic systems, the deletion from which would not be practicable; in either case, solely for the purpose of determining the extent of disclosure of Confidential Information hereunder, assuring compliance with the surviving provisions of this Agreement, relevant document retention policies of the Party and Applicable Laws.

6.8Survival

.  This Article 6 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

Article 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1Representations and Warranties of Both Parties

.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)such Party is duly organized, validly existing and in good standing under Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;

(d)the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e)no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is necessary for the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith.

7.2Representations and Warranties of Equinox

.  Equinox hereby represents, warrants, and covenants to EyePoint, as of the Effective Date, that:

(a)Equinox Controls the Equinox Know-How and Equinox Patents existing as of the Effective Date;

(b)Equinox has the right to grant all rights and licenses it purports to grant to EyePoint with respect to the Equinox Know-How and Equinox Patents under this Agreement;

(c)Equinox has no present knowledge that any settled, pending or threatened claim or lawsuit or legal proceeding of a Third Party against Equinox alleging that the Equinox Know-How or Equinox Patents misappropriates or infringes, in part or in whole, the intellectual property or intellectual property rights of any Third Party;

(d)To the knowledge of Equinox, the Equinox Patents do not infringe, in part or in whole, the intellectual property or intellectual property rights of any Third Party;

(e)The Equinox Know-How does not misappropriate or otherwise infringe, in part or in whole, the intellectual property or intellectual property rights of any Third Party;

(f)Equinox has not granted any right or license to any Third Party relating to any of the Equinox Know-How or Equinox Patents that would conflict or interfere with any of the rights or licenses granted to EyePoint hereunder;

(g)Exhibit A sets forth a complete and accurate list of the Equinox Patents as of the Effective Date.  Equinox has disclosed to EyePoint all material information received by Equinox concerning the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving any Equinox Patent anywhere in the Territory;

(h)To its knowledge, Equinox has not employed (or use any subcontractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of the EMA), or any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the research and development of the Compound prior to the Effective Date; and

(i)Equinox acknowledges that, in entering into this Agreement, EyePoint has relied upon information supplied by Equinox and information which Equinox has caused to be supplied to EyePoint by Equinox’s agents and/or representatives, pursuant to the CDA (all of such information being hereinafter referred to collectively as “Product Information”).  Equinox represents and warrants to EyePoint that, to Equinox’s knowledge, the Product Information included in the online data room maintained by Equinox in connection with this Agreement is accurate in all material respects.  Equinox further warrants and represents to EyePoint that it has not, as of the Effective Date, intentionally omitted to furnish EyePoint with any material information known to Equinox concerning the Compound or the transactions contemplated by this Agreement, which would reasonably be considered to be material to EyePoint’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein.

7.3Mutual Covenants

.  Each Party hereby covenants to the other Party that:

(a)such Party shall, to the extent applicable, perform its activities pursuant to this Agreement in material compliance with Applicable Laws, including GLP, GMP and good clinical practices; and

(b)such Party shall notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under this Section 7.3 or the material breach of any representation or warranty provided by either Party under Section 7.1 or by Equinox under Section 7.2.

7.4Equinox Covenants

.  During the Term, Equinox shall not grant any right or license to any Third Party relating to any of the intellectual property rights it Controls which would conflict or interfere with any of the rights or licenses granted to EyePoint hereunder.

7.5Disclaimer

.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH RESPECT TO (A) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE COMPOUND, AND All Products IT PROVIDES OR DISCOVERS UNDER THIS AGREEMENT, AND (B) THE VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

7.6LIMITATION OF LIABILITY

.  EXCEPT FOR A BREACH OF ARTICLE 6 OR FOR ACTS OF GROSS NEGLIGENCE OR WRONGFUL INTENTIONAL ACTS OR OMISSIONS, NEITHER EQUINOX NOR EYEPOINT, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE; provided, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY UNDER THE PROVISIONS OF ARTICLE 8 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

Article 8

INDEMNIFICATION

8.1Indemnification by EyePoint

.  EyePoint shall indemnify, defend and hold harmless Equinox, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys and other professionals (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)the gross negligence or wrongful intentional acts or omissions of EyePoint and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with EyePoint’s performance of its obligations or exercise of its rights under this Agreement;

(b)any breach of any representation or warranty or express covenant made by EyePoint under Article 7 or any other provision under this Agreement; or

(c)the research, development and commercialization activities conducted by or on behalf of EyePoint, its Affiliates, subcontractors or Sublicensees of the Compound or Licensed Products;

except, in each case of 8.1(a) through 8.1(c) (inclusive), to the extent Equinox is obligated to indemnify EyePoint with respect to such Losses under Section 8.2.

8.2Indemnification by Equinox

.  Equinox shall indemnify, defend and hold harmless EyePoint and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a)the gross negligence or wrongful intentional acts or omissions of Equinox and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Equinox’s performance of its obligations or exercise of its rights under this Agreement;

(b)any breach of any representation or warranty or express covenant made by Equinox under Article 7 or any other provision under this Agreement;

(c)the research, development and commercialization activities conducted by or on behalf of Equinox, its Affiliates, subcontractors or sublicensees of the Compound;

except, in each case of 8.2(a) through 8.2(c) (inclusive), to the extent EyePoint is obligated to indemnify Equinox with respect to such Losses under Section 8.1.

8.3Procedure

.  In the event that any person (an “Indemnitee”) entitled to indemnification under Section 8.1 or Section 8.2 is seeking such indemnification, such Indemnitee shall (a) inform, in writing, the indemnifying Party of the Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (b) permit the indemnifying Party to assume direction and control of the defense of the Claim (provided, that the indemnifying Party may not settle the Claim without the prior consent of the Indemnitee, not to be unreasonably withheld), (c) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (d) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s).  Without limiting the foregoing, any Indemnitee will be entitled to participate in the defense of a Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the indemnifying Party has failed to assume the defense (or continue to defend such Claim in good faith) and employ counsel in accordance with this Section 8.3, in which case the indemnified Party will be allowed to control the defense.

Article 9

TERM AND TERMINATION

9.1Term; Expiration

.  The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 9, shall expire on a Licensed Product-by-Licensed Product and country-by-country basis on the date of the expiration of all applicable Royalty Terms under Article 4 of this Agreement. Upon expiration of the Term, EyePoint shall have a fully paid-up, non-exclusive, perpetual license to use the applicable Equinox Patents and Equinox Know-How to research, develop, make, have made, use, sell, offer for sale and import the applicable Licensed Product in the Field in the applicable country.

9.2Termination for Cause

.

(a)Termination for Material Breach.  Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of its obligations under this Agreement and such default shall have continued for ninety (90) calendar days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party, such notice describing with particularity and in detail the alleged material breach.  Any such termination of this Agreement under this Section 9.2(a) shall become effective at the end of such ninety (90) calendar day period, unless the Breaching Party has either (i) cured any such breach or default prior to the expiration of such ninety (90) calendar day period, or (ii) if such breach is not susceptible to cure within such ninety (90) calendar day period, the Breaching Party has, within thirty (30) calendar days from notice of such breach or default,  provided to the Non-Breaching Party a written plan to effect a cure that the Non-Breaching Party notifies the Breaching Party is reasonably satisfactory to the Non-Breaching Party.    If the Non-Breaching Party rejects this plan, then the Breaching Party may either (a) seek dispute resolution pursuant to Section 9.2(b) herein, or (b) allow the Non-Breaching Party to terminate the Agreement without further action. In the event that the Non-Breaching Party has accepted any plan in accordance with the preceding sentences, the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party if the Breaching Party subsequently fails to carry out such plan.  The right of either Party to terminate this

Agreement as provided in this Section 9.2(a) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b)Disagreement.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Sections 10.1 and 10.2.

9.3EyePoint Unilateral Termination Right

.  EyePoint shall have the right, at its sole discretion and without any penalty or liability, exercisable at any time during the Term, to terminate this Agreement for any reason or no reason at all upon ninety (90) calendar days’ prior written notice to Equinox.

9.4Termination for Insolvency

.  In the event that either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act in any state or country or has any such petition filed against it which is not discharged within sixty (60) calendar days of the filing thereof, then the other Party may thereafter terminate this Agreement effective immediately upon written notice to such Party.  In connection therewith, all rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of Equinox, EyePoint shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered EyePoint, unless Equinox elects to continue, and continues, to perform all of its obligations under this Agreement.

9.5Effects of Termination

.

(a)Upon Unilateral Termination by EyePoint; Termination by Equinox for Cause or Insolvency.  In the event of (1) termination of this Agreement by EyePoint pursuant to Section 9.3, or (2) termination of this Agreement by Equinox pursuant to Sections 9.2 or 9.4, the following terms shall apply:

(i)all rights and licenses granted to EyePoint by Equinox under this Agreement shall terminate; and

(ii)the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 9.5 or in Section 9.6, and EyePoint shall cease any and all development and commercialization activities relating to the Compound and Licensed Products;

(iii)EyePoint shall comply with its obligations pursuant to Sections 6.7 and 9.6;

(iv)with respect to any ongoing clinical trials of the Compound conducted by EyePoint, (1) EyePoint shall wind down the conduct of such clinical trials as soon as reasonably practicable, subject to requirements of Applicable Law, and (2) until such time as the conduct of such clinical trials has been successfully terminated, EyePoint shall continue such clinical trials at its sole cost; and

(v)subject to Section 6.7, EyePoint shall promptly return to Equinox, at no cost to Equinox, all tangible Equinox Know-How and Confidential Information of Equinox and shall transfer and assign to Equinox all Patent Rights and Know-How (including without limitation regulatory filings and clinical trial results) relating to the Compound or any Licensed Product, but only to the extent such Patent Rights and Know-How consist of or are derived from Equinox Know-How or Confidential Information.  For purposes of clarity, this subsection (v) does not require EyePoint to transfer any of EyePoint’s Know-How or Patent Rights to Equinox, and any proposed transfer of EyePoint’s Know-How or Patent Rights will be subject to separate negotiation and definitive agreement.

(b)Upon Termination by EyePoint for Cause or Insolvency.  In the event of a termination of this Agreement by EyePoint pursuant to Section 9.2 or Section 9.4, the following terms shall apply:

(i)the Parties shall have no further obligation to perform any activities under this Agreement other than as provided for or referenced in this Section 9.5(b) or in Section 9.6;

(ii)At EyePoint’s option, (1) Equinox shall grant to EyePoint a perpetual, exclusive, irrevocable license, with the right to grant sublicenses (including through multiple tiers of sublicensees), under the Equinox Patents and Equinox Know-How that are necessary to permit EyePoint to continue to conduct further research, development, manufacturing and commercialization of the Compound and Licensed Products in the Field in the Territory, (2) if not completed at the time of termination, the Parties shall complete the technology transfer of Equinox Know-How to EyePoint in accordance with Section 3.9, and (3) in consideration of the license granted under subsection (1) above, EyePoint shall make milestone payments to Equinox under Section 4.2 at [***], when and if they become due, and shall pay Equinox royalties in accordance with Section 4.3 at [***].

9.6Accrued Rights; Surviving Provisions of this Agreement

.

(a)Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration and any and all damages arising from any breach hereunder.  Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b)The following provisions shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive for so long as required to give effect to the subject matter of the provision: Section 3.6, Article 6, Sections 7.5, 7.6, Articles 8, 9 and 10, as well as any applicable definitions in Article 1 and any other provisions which are expressed to survive termination or expiration or which are required to give effect to such termination or expiration.

Article 10

MISCELLANEOUS

10.1Dispute Resolution

.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute pursuant to this Section 10.1 within thirty (30) calendar days of referring such dispute to the Executive Officers, either Party may have the dispute settled by binding arbitration pursuant to Section 10.2.

10.2Arbitration Request

.  A Party intending to commence an arbitration proceeding to resolve a dispute must first provide written notice (the “Arbitration Request”) to the other Party of such intention, setting forth the issues for resolution, not less than ten (10) calendar days prior to submitting the dispute to arbitration in accordance with this Section 10.2.  From the date of the Arbitration Request until such time as the dispute has become finally settled, the time period during which a Breaching Party must cure an alleged breach that is the subject matter of the dispute shall be suspended.

(a)No Arbitration of Patent/Confidentiality Issues.  Unless otherwise agreed by the Parties, disputes to the extent relating to Patents and Know-How and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.

(b)Arbitration Procedure.  The arbitration shall be held in Boston, Massachusetts, United States under the commercial arbitration rules of the American Arbitration Association (“AAA”).  The arbitration shall be conducted by one (1) arbitrator who shall (a) be a lawyer of not less than fifteen (15) years’ standing who is knowledgeable in the law concerning the subject matter at issue in the dispute, (b) not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party, and (c) not have a conflict of interest under any applicable rules of ethics.  The arbitrator shall be selected by mutual agreement of the Parties, provided that if the Parties cannot agree on the arbitrator within ten (10) Business Days of the submission of the dispute to arbitration, the arbitrator shall be selected by the Boston office of the AAA.  The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrator shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award.  The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive, special, consequential, or any other similar form of damages.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance, but is not authorized to reform, modify or materially change this Agreement.  The award of the arbitrator shall be the sole and exclusive remedy of the

Parties (except for those remedies set forth in this Agreement), the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator.  Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to it being vacated on grounds of fraud or clear bias on the part of the arbitrator, as demonstrated by clear and convincing evidence.  Notwithstanding anything contained in this Section 10.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to vacate or confirm an award of the arbitrator, to enforce the instituting Party’s rights hereunder through specific performance, injunction or other equitable relief, or to collect any monetary award of the arbitrator.

(c)Costs.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators.

(d)Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

(e)Confidentiality.  All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.

10.3Governing Law

.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles which would direct the application of the laws of another jurisdiction.

10.4Assignment

.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates, or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that in each instance the assignee or resulting entity in such transaction (if not the Party) expressly assumes all obligations imposed on the assigning Party by this Agreement in writing. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Any purported assignment in violation of this Section 10.4 shall be null and void.

10.5Performance Warranty

.  Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s) and, as applicable, sublicensees.

10.6Force Majeure

.  Neither EyePoint nor Equinox shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (a “Force Majeure”).  In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

10.7Notices

.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), overnight express courier service (signature required), prepaid, or by email (with a duplicate copy by another method of notice) to the Party for which such notice is intended, at the address set forth for such Party below:

If to Equinox, addressed to:

11780 U.S. Hwy One, Suite 202

Palm Beach Gardens, FL 33408

Attn:  Chief Operating Officer

Email: kevin.sang@xcovery.com

If to EyePoint, addressed to:

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street

Watertown, MA 02472

Attention: Ron Honig

Facsimile: 617-926-5050

Email: rhonig@eyepointpharma.com

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided, that notices of a change of address shall be effective only upon receipt thereof.  If delivered personally or by confirmed facsimile or email transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  Notwithstanding the foregoing, any notice delivered outside normal business hours (which shall for these purposes mean in the country of the recipient of the notice) then delivery shall be deemed to occur on the Business Day following such delivery.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

10.8Waiver

.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.9Severability

.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.10Independent Contractors

.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  The Parties shall not have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

10.11Headings; Interpretation

.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.  A Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking.  A statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended, restated, modified, supplemented, or re-enacted.  The Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the Exhibits and attachments.  References to pharmaceutical products, preparations, ingredients, and the like, include biologics and biopharmaceuticals, as applicable.

10.12Further Actions

.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

10.13Construction of Agreement

.  The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

10.14Supremacy

.  In the event of any express conflict or inconsistency between this Agreement and any Exhibit hereto, the terms of this Agreement shall control.  The Parties understand and agree that the Exhibits hereto are to be updated from time to time during the Term, as appropriate, and in accordance with the provisions of this Agreement.

10.15Counterparts

.  This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

10.16Entire Agreement

.  This Agreement, together with the Exhibits hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, including the CDA and the MTA.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the Effective Date.

EYEPOINT PHARMACEUTICALS, INC.

By: /s/ Nancy Lurker

Name: Nancy Lurker

Title: President and CEO

EQUINOX SCIENCE, LLC

By: /s/ Kevin Sang

Name: Kevin Sang

Title: COO

EXHIBIT A

EQUINOX PATENTS

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